The Finite Solar Finance Fund

Code of Ethics for Principal Executive and
Principal Financial Officers

Effective: October 2021

I.	Covered Officers/Purpose of the Code

The code of ethics (this “Code”) for The Finite Solar Fund (the “Trust”) applies to the Trust’s Principal Executive Officer(s) and Principal Financial Officer(s) (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property, other than shares of beneficial interest of the Trust) with the Trust because of their status as “affiliated persons” of the Trust. The compliance programs and procedures of the Trust or the Trust's investment adviser (the "investment adviser") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and an investment adviser or a third party service provider of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust and/or for the investment adviser or third party service provider) be involved in establishing policies and implementing decisions that will have different effects on the investment adviser(s) or third party service provider and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the investment
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adviser or third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Trust’s Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but the Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:

•
not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;
•
not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually any affiliations or other relationships that could potentially present a conflict of interest with the Trust.

There are some conflict of interest situations that should always be discussed with the Chief Compliance Officer of the Trust (the “CCO”), who may choose to seek the assistance of legal counsel to the Trust (“Trust Counsel”), if such situations might have a material adverse effect on the Trust. Examples of these include:

•	service as a director on the board of any public company;
•	the receipt of non-nominal gifts from affiliates of the Fund or the Fund’s service providers;
•
the receipt of entertainment from any company with which the Trust has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions, including but not limited to certain softdollar
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arrangements, or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Trust;
•
each Covered Officer shall not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s management and auditors, and to governmental regulators and self-regulatoryorganizations;

•
each Covered Officer may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Trust and the investment adviser and the Trust’s administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	it is the responsibility of each Covered Officer to promote Trust compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read and understands this Code;
•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this Code;
•	not retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of potential violations of this Code that are made in good faith; and
•	notify the CCO promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO may seek the advice of Trust Counsel regarding specific situations in which questions are presented under the Code and the CCO has the authority to interpret this Code in any particular situation. However, any approvals or waivers1 will be considered by the Board.

The Trust will follow these procedures in investigating and enforcing thisCode:

1 For this purpose, the term "waiver" includes the approval by the Trust of a material departure from a provision of this Code or the Trust's failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the Trust's management.
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•	the CCO shall (with the assistance of Trust Counsel if requested) take all appropriate action to investigate any reported potential violations;
•	if, after such investigation, the CCO believes that no violation has occurred, then no further action is required;
•
any matter that the CCO believes may be a violation shall be reported to the Trustees of the Trust who are not "interested persons," as defined by Section 2(a)(19) of the Investment Company Act, of the Trust (the "Independent Trustees");

•
if the Independent Trustees concur that a violation may have occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include a review of, and appropriate modifications to, applicable Trust policies and procedures; notification to appropriate personnel or the board of the investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and
•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s and the investment adviser’s and the principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	Confidentiality

All reports and records of the Trust prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than an investment adviser to any series of the Trust to which such reports or records relate, the Board, the CCO and Trust Counsel.
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VIII.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.
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CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE AND

PRINCIPAL FINANCIAL OFFICERS CERTIFICATE OF COMPLIANCE

As a Covered Officer as defined in the Code of Ethics For Principal Executive and Principal Financial Officers of The Finite Solar Finance Fund (the “Code”), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code.

Signature

Name (Please Print)

Date

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The Finite Solar Finance Fund

CODE OF ETHICS

Effective: October 2021

CODE OF ETHICS

Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) addresses conflicts of interest that arise from personal trading activities of investment company personnel. In particular, Rule 17j-1 prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities held or to be acquired by the investment company. The Rule also requires an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts and requires certain persons to report their personal securities transactions to the investment company.

This Code of Ethics has been adopted by the Board of Trustees of The Finite Solar Finance Fund (the “Trust”). It is based on the principle that the trustees and officers of the Trust owe a fiduciary duty to the Trust’s shareholders to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (1) serving their own personal interests ahead of the shareholders, (2) taking advantage of their position, and (3) any actual or potential conflicts of interest.

1.	Definitions

As used in this Code of Ethics, the following terms shall have the following meanings:

➢	“Access person” shall mean any trustee or officer of the Trust. It shall also mean any consultant to the Trust or trustees who has access to the same information as a trustee or officer of the Trust.
➢	“Adviser” shall mean an investment adviser and/or sub-advisor to a series of the Trust.
➢
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

➢
“Beneficial ownership” shall have the same meaning as in Rule 16a-1(a)(2) for the purposes of Section 16 of the Securities Exchange Act of 1934. Generally, a person is considered the beneficial owner of securities if the person has a pecuniary interest in the securities and includes securities held by members of the person’s immediate family1 sharing the same household, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains from such securities benefits substantially equivalent to those of ownership.

➢
“Disinterested person” shall mean a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act (a “Independent Trustee”) and any consultant to the Trust or the trustees to the extent the consultant’s access to information regarding the Trust and any series of the Trust is limited to the same information as an Independent Trustee.

➢
“Investment Personnel of a Fund or of a Fund's investment adviser” means: (a) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (b) Any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

➢	“Fund” shall each existing and future series established by the Trust.
➢
“Security” shall have the same meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: shares of any registered open-end investment company (other than the Fund or any exchange-traded fund); direct obligations of the U.S. Government; bankers’ acceptances; bank certificates of deposit; commercial paper; and high-quality short-term debt instruments, including repurchase agreements.

➢
A “security held or to be acquired by the Fund” shall mean (1) any security which, within the most recent fifteen (15) days, is or has been held by the Fund or is being or has been considered by the Fund or the Adviser for purchase by the Fund, or (2) any option to purchase or sell, and any security convertible into or exchangeable for, any such security.

➢	“Transaction” shall mean any purchase, sale or any type of acquisition or disposition of securities, including the writing of an option to purchase or sell securities.

2.	Prohibition on Certain Actions

Trustees and officers of the Trust shall not, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a Fund:

➢	Employ any device, scheme or artifice to defraud the Fund;
➢
Make any untrue statement of a material fact to the Trust or to omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

➢	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
➢	Engage in any manipulative practice with respect to the Fund.

3.	Code of Ethics of Adviser and Distributor

All trustees and officers of the Trust who are also directors, officers or employees of the Adviser or Distributor are subject to the Code of Ethics of the Adviser or the Distributor, as applicable, each of which is incorporated by reference herein. Such trustees and officers of the Trust will fulfill their reporting obligations of this Code of Ethics by following the reporting requirements of the Distributor’s or Adviser’s Code of Ethics, as applicable.

4.	Quarterly Reporting of Securities Transactions

Each trustee and officer, other than a Disinterested person, shall file with the Chief Compliance Officer of the Trust (or his or her designee) no later than ten (10) days after the end of each calendar quarter, all personal transactions in securities for that quarter. All reports will be reviewed by the Chief Compliance Officer of the Trust. A Disinterested person shall be required to file such reports only with respect to transactions where such person knows, or in the course of fulfilling his or her duties should have known, that during the 15-day period immediately preceding or following the date of a transaction in a security by the person such security was purchased or sold by the Fund or the purchase or sale of the security by the Fund is or was considered by the Fund or the Adviser. A trustee or officer need not make these reports if the report would duplicate information contained in broker trade confirmations or account statements actually received by the Chief ComplianceOfficer of the Trust with respect to the trustee or officer in the required time period, if all of the information required is contained in the broker trade confirmations or account statements or in the records of the Trust or the Adviser. An access person need not make a quarterly report with respect to transactions effected pursuant to an Automatic Investment Plan.

5.	Initial and Annual Reporting of Holdings

Each trustee and officer, other than a Disinterested person, shall file with the Chief Compliance Officer of the Trust, no later than ten (10) days after he or she becomes a trustee or officer, an initial holdings report listing all securities (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) beneficially owned by such person as of the date he or she became a trustee or officer. On an annual basis, not later than January 30 of each year, each trustee and officer, other than a Disinterested person, shall file with the Chief Compliance Officer of the Trust, certification of compliance with this Code of Ethics which report shall also include a listing all securities beneficially owned by such person; such report must be current as of a date no more than thirty (30) days before the report is submitted. Any such initial or annual report shall set forth the following information: (1) the title, number of shares and principal amount of each security in which the trustee or officer had any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank which maintains an account in which any securities of which the trustee or officer has or had direct or indirect beneficial ownership were held; and (3) the date that the report is submitted. A trustee or officer need not make these reports if the report would duplicate information contained in broker trade confirmations or account statements actually received by the Chief Compliance Officer of the Trust with respect to the trustee or officer in the required time period, if all of the information required under this Section 5 is contained in the broker trade confirmations or account statements or in the records of the Trust or the Adviser.

6.	Disclaimer of Beneficial Ownership

A trustee or officer may include in any report required under Sections 4 or 5, a disclaimer as to the beneficial ownership in any securities covered by the report.

7.	Review of Reports; Sanctions

The Chief Compliance Officer of the Trust shall review the reports required under this Code and shall report violations of the Code at least quarterly to the Board of Trustees. If any trustee or officer violates any provisions set forth in this Code of Ethics, the Board of Trustees shall impose such sanctions as it deems appropriate including, but not limited to, a letter of censure or termination of employment, censure, fines, or to the extent possible freezing of one’s personal account or securities in that account for a specified time frame.

8.	Reporting to Board of Trustees

(a.) At least once each year, the Chief Compliance Officer of the Trust shall provide the Board of Trustees with a written report that (1) describes issues that arose during the previous year under this Code of Ethics including, but not limited to, information about material violations and sanctions imposed in response to those material violations, and (2) certifies to the Board of Trustees that the Trust has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

(b.) At least once each year, the Chief Compliance Officer of the Trust shall provide the Board of Trustees with a written report from the Trust’s Adviser that (1) describes any issues arising under the Adviser’s code of ethics since the last report to the board of trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations, and (2) certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating its codes of ethics.

(c.) At least once each year, the Chief Compliance Officer of the Trust shall provide the Board of Trustees with a written report from the Trust’s Distributor that (1) describes any issues arising under the Distributor’s code of ethics since the last report to the board of trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations, and (2) certifies that the Trust’s Distributor has adopted procedures reasonably necessary to prevent access persons from violating its codes of ethics.

9.	Notification of Reporting Obligation

The Chief Compliance Officer of the Trust shall identify all persons who are required to make the reports required under Sections 4 and 5 and shall inform those persons of their reporting obligation. Each Access Person of the Trust shall be required to acknowledge that he or she has received a copy of, has read and fully understands and will comply with, this Code of Ethics.

10.	Restrictions on Trading

Investment Personnel of a Fund or its Adviser must obtain approval from the Chief Compliance Officer of the Trust or the Chief Compliance Officer of the Fund’s Adviser before directly or indirectly acquiring beneficial ownership in any securities in: (A) an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to SEC reporting obligations under the 1934 Act; or (B) an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

11.	Retention of Records

The Trust shall maintain the following records, for the time periods and in the manner set forth below, at its principal place of business:

➢	A copy of this Code of Ethics and each code of ethics previously in effect for the Trust at any time within the past five years, must be maintained in an easily accessible place.
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A record of any violation of the Trust’s Code of Ethics, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

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A copy of each report required to be made by an officer or trustee pursuant to this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

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A record of all persons, currently or within the past five years, who are or were required to make reports under Sections 4 and 5, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

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A copy of each report required to be made by the Chief Compliance Officer of the Trust to the Board of Trustees pursuant to Section 8 must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

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A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section 10, for at least five years after the end of the fiscal year in which the approval is granted.